CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

1.375% Notes due 2021	$550,000,000	100%	$550,000,000	$55,385

2.000% Notes due 2026	$700,000,000	100%	$700,000,000	$70,490

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the "Securities Act").

(2)
Pursuant to Rule 415(a)(6), $4,500,000,000 aggregate principal amount of securities which were registered on Registration Statement No. 333-12592 and remain unsold were included in Registration Statement No. 333-199023. A filing fee of $739,032 was paid with respect to such unsold securities. Following this offering, $2,250,000,000 aggregate principal amount of securities remain unsold and available for takedown from Registration Statement No. 333-199023.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-199023

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 30, 2014)

Unilever Capital Corporation

$550,000,000 1.375% Senior Notes due 2021
$700,000,000 2.000% Senior Notes due 2026

Payment of Principal, Premium, if any, and Interest Guaranteed Jointly, Severally, Fully and
Unconditionally by

Unilever N.V., Unilever PLC
and Unilever United States, Inc.

        Unilever Capital Corporation will pay interest on the 1.375% senior notes due 2021 (the "2021 Notes") on January 28 and July 28 of each year, commencing January 28, 2017. Unilever Capital Corporation will pay interest on the 2.000% senior notes due 2026 (the "2026 Notes" and together with the 2021 Notes, the "Notes") on January 28 and July 28 of each year, commencing January 28, 2017. The Notes will be issued only in denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

        Unilever Capital Corporation may redeem each series of Notes in whole or in part at any time at the applicable redemption price described in this prospectus supplement plus accrued interest. See "Description of the Notes."

        See "Risk Factors" beginning on page S-3 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes.

        Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	2021 Notes		2026 Notes
	Per Note	Total	Per Note	Total
Public Offering Price	99.204%	$545,622,000	98.417%	$688,919,000
Underwriting Discount(1)	0.350%	$1,925,000	0.450%	$3,150,000
Proceeds to Unilever Capital Corporation	98.854%	$543,697,000	97.967%	$685,769,000

(1)
See "Underwriting."

        The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes will accrue from July 28, 2016, and must be paid by the purchaser if the Notes are delivered after July 28, 2016.

        The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream and Euroclear, on July 28, 2016.

Joint Bookrunners

Goldman, Sachs & Co.	J.P. Morgan	Mizuho Securities	Morgan Stanley

The date of this Prospectus Supplement is July 25, 2016.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe to or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

        Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus supplement as "Unilever", the "Unilever Group", "we", "us" or the "Group". For such purposes "group companies" means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.

        In this prospectus supplement, references to "$", "US$", and "U.S. dollars" are to the lawful currency of the United States of America, references to "£" and "pounds sterling" are to the lawful currency of the United Kingdom and references to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

        References to the "Notes" are to the 1.375% Senior Notes due 2021 and the 2.000% Senior Notes due 2026, issued by Unilever Capital Corporation ("UCC") and guaranteed jointly, severally, fully and unconditionally by Unilever N.V., Unilever PLC and Unilever United States, Inc. ("UNUS").

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement filed with the SEC utilizing a "shelf" registration process. There is on file with the SEC (and attached hereto) a prospectus dated September 30, 2014 that provides you with a general description of the offered guaranteed debt securities. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement adds, updates and changes information contained in the prospectus. You should read the prospectus and this prospectus supplement, together with additional information described below under the heading "Where You Can Find More Information About Us."

RISK FACTORS

        Our business is subject to risks and uncertainties. The risks that we regard as the most relevant to our business are set out below. We have undertaken certain mitigating actions that we believe help us to manage the risks identified below. However, we may not be successful in deploying some or all of these mitigating actions. If the circumstances in these risk factors occur or are not successfully mitigated, our cashflow, operating results, financial position, business and reputation could be materially adversely affected. In addition, risks and uncertainties could cause actual results to vary from those described in this document, or could impact on our ability to meet our targets or be detrimental to our profitability or reputation. This list is not intended to be exhaustive and there may be other risks and uncertainties that are not mentioned below that could impact our future performance or our ability to meet published targets. The risks and uncertainties discussed below should be read in conjunction with the Group's consolidated financial statements and related notes and the portions of the Report of the Directors that are incorporated by reference from the Group's Annual Report and Accounts 2015 (furnished to the SEC on February 23, 2016 on Form 6-K) and other information included in or incorporated by reference in our Form 20-F for the year ended December 31, 2015.

Brand Preference

As a branded goods business, Unilever's success depends on the value and relevance of our brands and products to consumers around the world and on our ability to innovate and remain competitive.

        Consumer tastes, preferences and behaviors are constantly changing, and Unilever's ability to anticipate and respond to these changes and to continue to differentiate our brands and products is vital to our business.

        We are dependent on creating innovative products that continue to meet the needs of our consumers. If we are unable to innovate effectively, Unilever's sales or margins could be materially adversely affected.

Portfolio Management

Unilever's strategic investment choices will affect the long-term growth and profits of our business.

        Unilever's growth and profitability are determined by our portfolio of categories, geographies and channels and how these evolve over time. If Unilever does not make optimal strategic investment decisions then opportunities for growth and improved margin could be missed.

Sustainability

The success of our business depends on finding sustainable solutions to support long-term growth.

        Unilever's vision to accelerate growth in the business while reducing our environmental footprint and increasing our positive social impact will require more sustainable ways of doing business. This means reducing our environmental footprint while increasing the positive social benefits of Unilever's activities. We are dependent on the efforts of partners and various certification bodies to achieve our sustainability goals. There can be no assurance that sustainable business solutions will be developed and failure to do so could limit Unilever's growth and profit potential and damage our corporate reputation.

Customer relationships

Successful customer relationships are vital to our business and continued growth.

        Maintaining strong relationships with our existing customers and building relationships with new customers who serve changing shopper habits are necessary to ensure our brands are well presented to our consumers and available for purchase at all times.

        The strength of our customer relationships also affects our ability to obtain pricing and competitive trade terms.

        Failure to maintain strong relationships with customers could negatively impact the terms of business with the affected customers and reduce the availability of our products to consumers.

Talent and Organization

A skilled workforce and agile organization are essential for the continued success of our business.

        Our ability to attract, develop, organize and retain the right number of appropriately qualified people is critical if we are to compete and grow effectively.

        This is especially true in our key emerging markets where there can be a high level of competition for a limited talent pool.

        The loss of management or other key personnel or the inability to identify, attract and retain qualified personnel could make it difficult to manage the business and could adversely affect operations and financial results.

Supply chain

Our business depends on purchasing materials, efficient manufacturing and the timely distribution of products to our customers.

        Our supply chain network is exposed to potentially adverse events such as physical disruptions, environmental and industrial accidents or bankruptcy of a key supplier which could impact our ability to deliver orders to our customers.

        The cost of our products can be significantly affected by the cost of the underlying commodities and materials from which they are made. Fluctuations in these costs cannot always be passed on to the consumer through pricing.

Safe and high quality products

The quality and safety of our products are of paramount importance for our brands and our reputation.

        The risk that raw materials are accidentally or maliciously contaminated throughout the supply chain or that other product defects occur due to human error, equipment failure or other factors cannot be excluded.

Systems and information

Unilever's operations are increasingly dependent on IT systems and the management of information.

        Increasing digital interactions with customers, suppliers and consumers place ever greater emphasis on the need for secure and reliable IT systems and infrastructure and careful management of the information that is in our possession.

        Disruption of our IT systems could inhibit our business operations in a number of ways, including disruption to sales, production and cashflows, ultimately impacting our results.

        There is also a threat from unauthorized access and misuse of sensitive information. Unilever's information systems could be subject to unauthorized access or the mistaken disclosure of information which disrupts Unilever's business and/or leads to loss of assets.

Business transformation

Successful execution of business transformation projects is key to delivering their intended business benefits and avoiding disruption to other business activities.

        Unilever is continually engaged in major change projects, including acquisitions and disposals and outsourcing, to drive continuous improvement in our business and to strengthen our portfolio and capabilities.

        Failure to execute such transactions or change projects successfully, or performance issues with third party outsourced providers on which we are dependent, could result in under-delivery of the expected benefits. Furthermore, disruption may be caused in other parts of the business.

External economic and political risks and natural disasters

Unilever operates around the globe and is exposed to a range of external economic and political risks and natural disasters that may affect the execution of our strategy or the running of our operations.

        Adverse economic conditions may result in reduced consumer demand for our products and may affect one or more countries within a region, or may extend globally.

        Government actions such as fiscal stimulus and price controls can impact on the growth and profitability of our local operations.

        Social and political upheavals and natural disasters can disrupt sales and operations.

        In 2015, more than half of Unilever's turnover came from emerging markets including Brazil, India, Indonesia, Turkey, South Africa, China, Mexico and Russia. These markets offer greater growth opportunities but also expose Unilever to related economic, political and social volatility.

Treasury and Pensions

Unilever is exposed to a variety of external financial risks in relation to Treasury and Pensions.

        The relative values of currencies can fluctuate widely and could have a significant impact on business results. Further, because Unilever consolidates its financial statements in euros it is subject to exchange risks associated with the translation of the underlying net assets and earnings of its foreign subsidiaries.

        We are also subject to the imposition of exchange controls by individual countries which could limit our ability to import materials paid in foreign currency or to remit dividends to the parent company.

        Currency rates, along with demand cycles, can also result in significant swings in the prices of the raw materials needed to produce our goods.

        Unilever may face liquidity risk, i.e. difficulty in meeting its obligations, associated with its financial liabilities. A material and sustained shortfall in our cash flow could undermine Unilever's credit rating, impair investor confidence and also restrict Unilever's ability to raise funds.

        We are exposed to market interest rate fluctuations on our floating rate debt. Increases in benchmark interest rates could increase the interest cost of our floating rate debt and increase the cost of future borrowings.

        In times of financial market volatility, we are also potentially exposed to counter-party risks with banks, suppliers and customers.

        Certain businesses have defined benefit pension plans, most now closed to new employees, which are exposed to movements in interest rates, fluctuating values of underlying investments and increased life expectancy. Changes in any or all of these inputs could potentially increase the cost to Unilever of funding the schemes and therefore have an adverse impact on profitability and cash flow.

Ethical

Acting in an ethical manner, consistent with the expectations of customers, consumers and other stakeholders, is essential for the protection of the reputation of Unilever and its brands.

        Unilever's brands and reputation are valuable assets and the way in which we operate, contribute to society and engage with the world around us is always under scrutiny both internally and externally.

        Despite the commitment of Unilever to ethical business and the steps we take to adhere to this commitment, there remains a risk that activities or events cause us to fall short of our desired standard, resulting in damage to Unilever's corporate reputation and business results.

Legal and regulatory

Compliance with laws and regulations is an essential part of Unilever's business operations.

        Unilever is subject to local, national and regional laws and regulations in such diverse areas as product safety, product claims, trademarks, copyright, patents, competition, employee health and safety, the environment, corporate governance, listing and disclosure, employment and taxes.

        Failure to comply with laws and regulations could expose Unilever to civil and/or criminal actions leading to damages, fines and criminal sanctions against us and/or our employees with possible consequences for our corporate reputation.

        Changes to laws and regulations could have a material impact on the cost of doing business. Tax, in particular, is a complex area where laws and their interpretation are changing regularly, leading to the risk of unexpected tax exposures. International tax reform remains a key focus of attention with the OECD's Base Erosion and Profit Shifting project and the European Union's action plan for fair and efficient corporation taxation.

        Unilever is also exposed to varying degrees of risk and uncertainty related to other factors including environmental, political, social and fiscal risks. All these risks could materially affect Unilever's business. There may be other risks which are unknown to Unilever or which are currently believed to be immaterial.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        Unilever N.V. and Unilever PLC file annual reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings with the SEC under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, including any Form 6-K that we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.'s and Unilever PLC's file numbers with the SEC are No. 1-4547 and No. 1-4546, respectively):

  (a)
  The Annual Report on Form 20-F of Unilever N.V. and Unilever PLC for the year ended December 31, 2015;

  (b)
  Unilever N.V.'s Reports on Form 6-K furnished to the SEC on February 23, 2016 (Annual Report and Accounts 2015), February 24, 2016 (Publication of Prospectus), February 24, 2016 (Notification of a Change to the Boards), March 9, 2016 (Chairman's Letter and Notice of Meeting, Voting Instruction Form), April 22, 2016 (Publication of Prospectus), April 25, 2016 (Issue of Debt), April 27, 2016 (Publication of Final Terms), July 22, 2016 (Half Year Results) and July 25, 2016 (Consent of KPMG).

  (c)
  Unilever PLC's Reports on Form 6-K furnished to the SEC on January 7, 2016 (Director/PDMR Shareholding), February 3, 2016 (Director/PDMR Shareholding), February 23, 2016 (Annual Reports and Accounts 2015), February 24, 2016 (Publication of Prospectus), February 24, 2016 (Notification of a Change to the Boards), March 3, 2016 (Director/PDMR Shareholding), March 14, 2016 (Chairman's Letter and Notice of Meeting), April 4, 2016 (Director/PDMR Shareholding, Director Declaration), April 21, 2016 (2016 Annual General Meeting Results), April 22, 2016 (Publication of Prospectus), April 25, 2016 (Issue of Debt), April 27, 2016 (Publication of Final Terms), May 4, 2016 (Director/PDMR Shareholding, Changes to Membership of Board Committees, Director Declaration), and May 31, 2016 (Director/PDMR Shareholding), July 22, 2016 (Half Year Results) and July 25, 2016 (Consent of KPMG).

        The Notes will be governed by the amended and restated indenture (the "Indenture") dated as of September 22, 2014 between UCC, Unilever N.V., Unilever PLC, UNUS and The Bank of New York Mellon, as trustee, which has been filed as an exhibit to the registration statement (File No. 333-199023), of which this prospectus supplement forms a part and is incorporated by reference in this prospectus supplement.

        You may request a paper copy of these filings at no cost, by writing to or telephoning us at the following address:

Vice President—Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, NJ 07632
(201) 894-2829

 EXCHANGE RATES

        The following table sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (i) for pounds sterling (expressed in US$ per £1.00) and (ii) for euro (expressed in euro per US$1.00).

						Six months ended June 30,
								One month ended
	Year ended December 31,
								Jan 31, 2016	Feb 29, 2016	Mar 31, 2016	Apr 30, 2016	May 31, 2016	Jun 30, 2016
	2011	2012	2013	2014	2015	2015	2016
US$ per £1.00
Rate at period end	1.55	1.63	1.66	1.56	1.47	1.57	1.32	1.42	1.39	1.44	1.46	1.45	1.32
Average rate	1.60	1.59	1.56	1.65	1.53	1.52	1.43	1.44	1.43	1.43	1.43	1.45	1.42
High	1.67	1.63	1.66	1.72	1.59	1.59	1.48	1.47	1.46	1.45	1.46	1.47	1.48
Low	1.54	1.53	1.48	1.55	1.46	1.46	1.32	1.42	1.39	1.39	1.41	1.44	1.32
US$1.00 per Euro
Rate at period end	1.30	1.32	1.38	1.21	1.09	1.12	1.10	1.08	1.09	1.14	1.14	1.11	1.10
Average rate	1.39	1.29	1.33	1.33	1.11	1.12	1.12	1.09	1.11	1.11	1.13	1.13	1.12
High	1.49	1.35	1.38	1.39	1.20	1.20	1.15	1.10	1.14	1.14	1.14	1.15	1.14
Low	1.29	1.21	1.28	1.21	1.05	1.05	1.07	1.07	1.09	1.08	1.12	1.11	1.10

        On June 30, 2016, the exchange rates between euros and U.S. dollars and between pound sterling and U.S. dollars were as follows: US$1.33 = £1.00 and US$1.10 = Euro 1.00. See "Risk Factors—Treasury and Pensions."

 FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This prospectus supplement may contain forward-looking statements, including 'forward-looking statements' within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as "will", "aim", "expects", "anticipates", "intends", "looks", "believes", "vision", or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance.

        Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Among other risks and uncertainties, the material or principal factors which could cause actual results to differ materially are: Unilever's global brands not meeting consumer preferences; Unilever's ability to innovate and remain competitive; Unilever's investment choices in its portfolio management; inability to find sustainable solutions to support long-term growth; customer relationships; the recruitment and retention of talented employees; disruptions in our supply chain; the cost of raw materials and commodities; the production of safe and high quality products; secure and reliable IT infrastructure; successful execution of acquisitions, divestitures and business transformation projects; economic and political risks and natural disasters; financial risks; failure to meet high ethical standards; and managing regulatory, tax and legal matters. Further details of potential risks and uncertainties affecting the Group are described in the Group's filings with the London Stock Exchange, Euronext Amsterdam and the SEC, including in the Group's Annual Report on Form 20-F for the year ended December 31, 2015 and the Annual Report and Accounts 2015. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

 UNILEVER GROUP

Unilever N.V. and Unilever Plc

History and Structure of Unilever

        Unilever N.V. and Unilever PLC are the two parent companies of the Unilever Group of companies. Unilever N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

        Together with their group companies, Unilever N.V. and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by special provisions in the Articles of Association of Unilever N.V. and Unilever PLC, together with a series of agreements between Unilever N.V. and Unilever PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.

        Each Unilever N.V. ordinary share represents the same underlying economic interest in the Unilever Group as each Unilever PLC ordinary share. However, Unilever N.V. and Unilever PLC remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one for the shares of the other.

        Unilever N.V. and Unilever PLC have the same Directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever N.V. and Unilever PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both Unilever N.V. and Unilever PLC as their respective consolidated accounts.

        Unilever N.V. is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.

Business of the Unilever Group

Description of business

        Unilever is one of the world's leading suppliers of fast-moving consumer goods across foods, refreshment and home and personal care categories.

Business model

        Unilever's vision is to accelerate growth in the business, while reducing our environmental footprint and increasing our positive social impact. Our business model is designed to deliver sustainable growth. The inputs to the model, like those of all major packaged goods manufacturers, are threefold: brands; people; and operations. The differentiator in our business model is the Unilever Sustainable Living Plan (USLP) and our purpose to make sustainable living commonplace.

Brands

        Unilever manages its brands in four categories.

        Unilever Personal Care ("PC") operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Signal are some of the world's leading PC brands. Other important brands include Pond's, Vaseline, Suave, Clear, Lifebuoy, TRESemmé and Dermalogica.

        Refreshment includes ice cream sold under the international Heart brand (Wall's), including Cornetto, Magnum, Max/Paddlepop, Carte d'Or, Fruttare/Solero, Kibon, Algida and Ola. Unilever's

portfolio also includes Ben & Jerry's, Breyers, Klondike, Good Humor, Popsicle and Talenti. This category also includes beverages, where Unilever's principal brands are in tea: Lipton, Brooke Bond and PG Tips, as well as nutritionally enhanced drinks sold in developing markets, including AdeS and Buavita.

        Unilever's Home Care ranges include laundry products, such as tablets, traditional powders and liquids for washing of clothing by hand or machine. Unilever's brands include OMO ('Dirt is Good' platform), Comfort, Surf, Radiant and Skip. Unilever's household care products include surface cleaners and bleach, sold under the Cif, Domestos and Sun/Sunlight brands and the 'Living Hygiene' brand platform.

        Foods consists of savory products, dressings and spreads, and includes bouillons, seasonings, mealmakers, soups, sauces and a range of other savory products and stretches from mayonnaise, salad dressings, ketchup and mustard to margarines, spreads and liquid margarines. Unilever's key brands here are Knorr, Hellmann's, Kissan, Bango, Becel/Flora (Heart Health), Rama/Blue Band (Family Goodness), Calvé, Maizena, Amora and Maille. In 2015, Unilever focused some of its Foods brands in a new Baking, Cooking and Spreads business. Within Foods, Unilever also includes sales of Unilever Food Solutions, which is a global food service business providing solutions for professional chefs and caterers.

Markets

        Unilever operates with a single global markets organization under the Chief Executive Officer. There are eight geographical market clusters within such organization which are: Europe (including Central and Eastern Europe), North Asia (Greater China and North East Asia), South East Asia and Australasia, South Asia, Africa (Central Africa and South Africa), North America, Latin America (including Mexico) and (as one market cluster) North Africa, Middle East, Turkey, Russia, Ukraine and Belarus.

Legal Proceedings

        The Group is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business.

        As previously disclosed, along with other consumer products companies and retail customers, Unilever is involved in a number of ongoing investigations by national competition authorities. These proceedings and investigations are at various stages and concern a variety of product markets. In the second half of 2015 Unilever recognized an expense of €86 million (2014: €30 million, 2013: €120 million) related to these cases, disclosed within non-core items.

        Ongoing compliance with competition laws is of key importance to Unilever. It is Unilever's policy to co-operate fully with competition authorities whenever questions or issues arise. In addition, the Group continues to reinforce and enhance our internal competition law compliance program on an ongoing basis. As disclosed above, where specific issues arise provisions are made and contingent liabilities disclosed to the extent appropriate.

        During 2004 in Brazil, and in common with many other businesses operating in that country, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service. The notice alleges that a 2001 reorganization of our local corporate structure was undertaken without valid business purpose. The 2001 reorganization was comparable with restructurings done by many companies in Brazil. The original dispute was resolved in the courts in the Group's favor. However, in 2013 a new assessment was raised in respect of a similar matter. Additionally, during the course of 2014 another notice of infringement was issued based on the same ground argued in the previous assessments. The Group believes that the likelihood of a successful challenge by the tax authorities is low, however, there can be no guarantee of success in court. The maximum exposure related to this matter is €1,134 million (2014: €1,250 million).

        In many markets, there is a high degree of complexity involved in the local tax regimes. In common with other businesses operating in this environment, the Group is required to exercise judgement in the assessment of any potential exposures in these areas. Where appropriate, the Group will make provisions or disclose contingencies in accordance with the relevant accounting principles.

Unilever Capital Corporation

        UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 7042).

        The Directors of UCC are:

  Steven Rapp
  Ivar Blanken
  David Schwartz

Unilever United States, Inc.

        UNUS was incorporated under the laws of the State of Delaware on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).

        UNUS' principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories—personal care products, food products and refreshment products.

        Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Clear Scalp & Hair Therapy, Suave, Lever 2000, Caress, Degree, Pond's, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor), TRESemmé, Nexxus, Motions, Just For Me!, St.Ives, Simple, Noxzema and Q-tips cotton swabs.

        Refreshment products include Lipton teas, Ben & Jerry's, Breyers, Good-Humor, Klondike, Magnum, Popsicle and Fruttare ice creams and frozen novelties.

        Food products include Lipton soups, recipe products and side dishes; Shedd's Spread Country Crock, Promise and I Can't Believe It's Not Butter spreads; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann's (and Best Foods) mayonnaise and dressings.

        The Directors of UNUS are:

  Kees Kruythoff
  Ivar Blanken

CAPITALIZATION

Capitalization of Unilever

        As explained above in the section "Unilever Group—Unilever N.V. and Unilever PLC—History and Structure of Unilever," Unilever N.V. and Unilever PLC operate as nearly as is practicable as a single entity with the position of the shareholders of both companies being, as nearly as possible, the same as if they held shares in a single company. Accordingly, the following table sets forth our consolidated cash and capitalization for Unilever as of June 30, 2016 on a historical basis and as adjusted to give effect to this offering and the use of net proceeds therefrom as described under "Use of Proceeds." The information in this table has been derived from, and the table should be read in conjunction with, the unaudited condensed consolidated interim accounts of the Unilever Group for the six months ended June 30, 2016 and other financial data included elsewhere or incorporated by reference in this prospectus supplement. All information is presented in accordance with International Financial Reporting Standards. Please see "Use of Proceeds."

	As of June 30, 2016
	Historical		As adjusted
	(€ millions)	(US$ millions)(2)	(€ millions)	(US$ millions)(2)
Cash and cash equivalents	3,119	3,431	4,236	4,660
Short-term borrowings	5,607	6,168	5,607	6,168
Long-term borrowings	10,165	11,182	11,282	12,411
Total borrowings(1)	15,772	17,349	16,889	18,578
Total Shareholders' equity	14,484	15,932	14,484	15,932
Total capitalization	30,256	33,282	31,373	34,511

Notes:

(1)
Total borrowings excludes total finance lease creditors of €149 million as of June 30, 2016.

(2)
Translation into U.S. dollars is for convenience only and is computed at the Noon Buying Rate on June 30, 2016 of US$1.10 per euro.

        There has been no other material change in the consolidated capitalization of Unilever N.V. or Unilever PLC since June 30, 2016 except as disclosed above.

 USE OF PROCEEDS

        Our net proceeds from the offering will be approximately $1,229 million. Our "net proceeds" are the amounts we will receive from the sale of the Notes after deducting estimated underwriting discounts and other offering expenses we will pay. We plan to use the net proceeds for general corporate purposes.

 SELECTED FINANCIAL DATA

(Unaudited)

Financial record under International Financial Reporting Standards ("IFRS")

Six months ended June 30, 2016
(€ million)
Consolidated Income Statement
Continuing Operations:
Turnover	26,283
Net profit from continuing operations	2,710
Total Operations:
Basic earnings per share	€0.88
Diluted earnings per share	€0.88
Ratio of earnings to fixed charges (times)(1)	10.2

June 30, 2016
(€ millions)
Consolidated Balance Sheet
Total assets	54,175
Total assets less total liabilities (net assets)	15,106

Note:

(1)
In the ratio of earnings to fixed charges, earnings consist of net profit from continuing operations excluding net profit or loss of joint ventures and associates increased by fixed charges, income taxes and dividends received from joint ventures and associates. Fixed charges consist of interest payable on debt and a portion of lease costs determined to be representative of interest. This ratio takes no account of interest receivable although Unilever's treasury operations involve both borrowing and depositing funds.

 DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the guaranteed debt securities set forth in the accompanying prospectus, to which description reference is hereby made. We urge you to read the Indenture and related form of Notes before making your investment decision. Those documents govern your rights as a holder of Notes. See "Where You Can Find More Information About Us."

Brief Description of the Notes and Guarantees

        The Notes will be unsecured obligations of UCC and will rank equally with all other unsecured and unsubordinated debt of UCC.

        The payment of principal, premium, if any, and interest on the Notes will be guaranteed jointly, severally, fully and unconditionally by Unilever N.V., Unilever PLC and UNUS.

        No sinking fund has been provided for the Notes.

        See "Description of Debt Securities and Guarantees" beginning on page 7 in the accompanying prospectus.

Principal, Maturity and Interest

        UCC will issue $550,000,000 aggregate principal amount of 1.375% senior notes due 2021 and $700,000,000 aggregate principal amount of 2.000% senior notes due 2026. Unless otherwise redeemed, the 2021 Notes will mature on July 28, 2021 (the "2021 Notes Stated Maturity") and the 2026 Notes will mature on July 28, 2026 (the "2026 Notes Stated Maturity", each of the 2021 Notes Stated Maturity and the 2026 Notes Stated Maturity being a "Stated Maturity"). The 2021 Notes will bear interest at the rate of 1.375% per annum from July 28, 2016 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on January 28 and July 28 of each year, commencing January 28, 2017, to the persons in whose name the 2021 Notes are registered at the close of business on the related record date, the fifteenth calendar day next preceding such interest payment date. The 2026 Notes will bear interest at the rate of 2.000% per annum from July 28, 2016 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on January 28 and July 28 of each year, commencing January 28, 2017, to the persons in whose name the 2026 Notes are registered at the close of business on the related record date, the fifteenth calendar day next preceding such interest payment date.

Further Issues

        UCC may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue further securities equal in rank to either series of the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes). The further notes may be consolidated and form a single series with such Notes and have the same term as to status, redemption or otherwise as such Notes.

Redemption

        UCC may, at its option, redeem any series of Notes in whole at any time or in part from time to time. The redemption price for any Note so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the greater of (a) the principal amount thereof or (b) an amount equal to the Discounted Remaining Payments. For purposes of this redemption provision, the following terms have the meanings set forth below:

        "Discounted Remaining Payments" means an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by UCC pursuant to the terms of the relevant series of Notes on each interest payment date after the redemption date and at the applicable Stated Maturity of the final payment of principal thereof (assuming that UCC had not redeemed such Notes prior to such Stated Maturity).

        "Current Value" means, in respect of any amount, the present value, as determined by UCC, of that amount on the redemption date after discounting that amount on a semi-annual basis from the originally scheduled date for payment on the basis of the Treasury Rate plus 10 basis points in the case of both the 2021 Notes and the 2026 Notes.

        "Treasury Rate" means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined by UCC on the redemption date to be the per annum rate equal to the semi-annual bond equivalent yield to maturity for United States Treasury securities maturing at the Stated Maturity of the final payment of principal of the Notes redeemed pursuant to the provisions described above, as determined by reference to the weekly average yield to maturity for United States Treasury securities maturing on such Stated Maturity as reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve.

        Each series of Notes is also redeemable at the option of UCC, in whole but not in part, at any time at the relevant principal amount thereof plus accrued interest to the Redemption Date in the event of certain changes in the tax laws of the United States, the United Kingdom or The Netherlands after the date of this prospectus supplement (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date). See "Description of Debt Securities and Guarantees—Redemption of Debt Securities Under Certain Circumstances" in the accompanying prospectus.

        Notice of any redemption will be given at least 30 days, but not more than 60 days, before the redemption date to each holder of Notes to be redeemed at its address appearing in the security register relating to the Notes. Unless UCC defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Notes or portions thereof called for redemption.

        Unless otherwise redeemed, the Notes will mature at par on their Stated Maturity.

Notes in Global Form

        The Notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. UCC will not issue certificated Notes, except in the limited circumstances described below.

Book Entry Procedures for the Global Notes

        Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the Notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants.

The Depository Trust Company

        DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Ownership of Notes through DTC, Clearstream and Euroclear

        When you purchase Notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the Notes on DTC's records. When you actually purchase the Notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the Notes. DTC's records will show only the identity of the direct participants and the principal amount of the Notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking S.A. ("Clearstream"), which are two European international clearing systems similar to DTC. The trustee will wire payments on the Notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

        It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the Notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or us.

        Links have been established among DTC, Clearstream and Euroclear to facilitate the cross-market transfers of the Notes associated with secondary market trading. Noteholders may hold their Notes through the accounts maintained by either Euroclear or Clearstream in DTC only if they are participants of such European international clearing system, or indirectly through organizations which are participants in such system. Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Euroclear's or Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        Transfers of Notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the Notes on its behalf by delivering the Notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant European international clearing systems' rules and procedures, to the extent received by its depositaries.

        All information in this prospectus supplement on DTC, Euroclear and Clearstream is derived from DTC, Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Definitive Notes

        Individual certificates in respect of the Notes will not be issued in exchange for the global notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global notes upon delivery of such global notes for cancellation.

        Payments on any definitive Notes will be made by the trustee directly to holders of such definitive Notes in accordance with the procedures set forth herein and in the Indenture. Interest payments and any principal payments on the definitive Notes on each interest payment date will be made to holders in whose names the definitive Notes were registered at the close of business on the related record date as set forth under "Principal, Maturity and Interest." Payments will be made by check, mailed to the address of such holders as they appear on the Note register and, in addition, under the circumstances provided by the Indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive Notes, however, will be made only upon presentation and surrender of such definitive Notes at the office of the paying agent for the Notes.

        A definitive Note may be transferred free of charge in whole or in part upon the surrender of the definitive Note to be transferred, together with the completed and executed assignment that appears on the reverse of the definitive Note, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a Note, a new Note in respect of the balance not transferred will be issued to the transferor. Each new definitive Note to be issued upon the transfer of a definitive Note will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive Note to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive Notes within 15 days before the Notes are to be selected for redemption.

Paying Agent

        Payments and transfers of the Notes will be made at the respective offices of the paying and transfer agents in New York City.

Notices

        Notices to holders of the Notes will be given to the registered holders and will be published by UCC, whether the Notes are in global or definitive form. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Replacement Securities

        In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the trustee. Any such definitive Note will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as UCC and the trustee may require and subject to applicable laws. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

Payment of Additional Amounts

        If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a "United Kingdom Tax", a "Netherlands Tax", or a "United States Tax") shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, then, except to the extent that such withholding or deduction is made in respect of sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended ("FATCA"), or any agreement entered into pursuant to FATCA, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (1) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (2) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (3) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a non-resident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities

(a "United States Alien"), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

  (b)
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

  (d)
  with respect to any United States Tax, any such tax imposed by reason of the holder's past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  (e)
  with respect to any United States Tax, any such Tax imposed by reason of such holder's past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

  (f)
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

  (g)
  any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of non-residence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

  (h)
  any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

  (i)
  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.

TAXATION

United States Federal Income Taxation

        This section summarizes the material U.S. federal income tax consequences to holders of acquiring, owning and disposing of Notes. It represents the views of our tax counsel, Linklaters LLP. However, the discussion is limited in the following ways:

  •
  The discussion only addresses holders that buy Notes in the initial offering at the issue price.

  •
  The discussion only addresses holders that hold Notes as capital assets (that is, for investment purposes), and that do not have a special tax status.

  •
  The discussion does not address tax consequences that depend upon a holder's particular tax situation in addition to its ownership of Notes. In particular, this discussion does not apply to holders that are subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  individual retirement accounts or other tax-deferred accounts;

  •
  dealers or traders in securities or currencies;

  •
  tax-exempt entities;

  •
  regulated investment companies;

  •
  expatriates;

  •
  holders that will hold the Notes as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes;

  •
  if you will hold the Notes through partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

  •
  holders that own 10% or more of the total combined voting power of all classes of stock of either UCC or UNUS;

  •
  if you hold the Notes in connection with a trade or business outside of the United States; and

  •
  if you have a "functional currency" other than the U.S. dollar.

  •
  This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

  •
  The discussion does not address state, local or non-U.S. tax law.

  •
  The discussion does not address consequences under the alternative minimum tax or net investment income tax or U.S. federal tax laws other than U.S. federal income tax laws.

  •
  We have not requested a ruling from the U.S. Internal Revenue Service (the "IRS") on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

        If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in an entity treated as a partnership for U.S. federal income tax purposes, we suggest that you consult your tax advisor concerning the U.S. federal income tax treatment of an investment in the Notes.

        If you are considering buying Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

Tax Consequences to U.S. Holders

        This section applies to you if you are a U.S. holder. You are a "U.S. holder" if you are a beneficial owner of Notes that is, for U.S. federal income tax purposes:

  •
  a U.S. citizen or resident alien;

  •
  a corporation that was created or organized under U.S. law (federal or state); or

  •
  an estate or trust whose world-wide income is subject to U.S. federal income tax.

        Interest.    If you are a cash method taxpayer (including most individual holders), you must report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the Notes in your income as ordinary income when you receive it. If you are an accrual method taxpayer, you must report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the Notes in your income as ordinary income as it accrues.

        Sale or Retirement of Notes.    On your sale or retirement of your Note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you and your adjusted tax basis in the Note. Your adjusted tax basis in the Note generally is your cost, subject to certain adjustments.

  •
  Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the Note for more than one year. Deductibility of capital losses is subject to limitations.

  •
  If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

        Payments by Guarantors.    A payment on a Note made by a guarantor generally will be treated in the same manner as if made directly by us.

        Information Reporting and Backup Withholding.    Under the tax rules concerning information reporting to the IRS:

  •
  Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on Form 1099 concerning interest and retirement proceeds on your Notes, unless an exemption applies.

  •
  Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  •
  If you are subject to these requirements but do not comply, the intermediary must withhold tax on all amounts payable to you on the Notes (including principal payments) or the proceeds from the sale or other disposition of the Notes. This is called "backup withholding". Backup withholding is not an additional tax. If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability and you may be entitled to a refund of such amounts.

  •
  All individuals are subject to these requirements. Some holders, including all corporations, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a non-U.S. holder. You are a "non-U.S. holder" if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a non-resident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        You are not a Non-U.S. Holder if you are a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Notes, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a note.

        Payments on the Notes.    Subject to the discussion below concerning effectively connected income, backup withholding and FATCA withholding, payments of principal and interest on the Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

  •
  you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  •
  you certify on a properly executed applicable IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person; and

  •
  it is not effectively connected with your conduct of a trade or business in the United States as described below.

        If you cannot satisfy one of the first three requirements described above and interest on the Notes is not exempt from withholding tax because it is effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the Notes will be subject to withholding tax at a rate of 30%, unless you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption or reduction in withholding under the benefit of an applicable income tax treaty.

        Sale or Retirement of Notes.    Subject to the discussions below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal withholding tax on gain realized on a sale or retirement of Notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below.

        Effectively Connected Income.    If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. We suggest that you consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a foreign corporation engaged in a trade or business in the United States.

        Backup Withholding and Information Reporting.    Information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a Note. You may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above under "—Payments on the Notes" or "—Effectively Connected Income" will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

        Certain provisions of U.S. law, commonly referred to as FATCA, impose a 30% withholding tax on (i) certain U.S. source payments (including interest) and, (ii) after December 31, 2018, payments of the gross proceeds received from a disposition of property that can produce U.S. source interest to certain non-U.S. persons that fail to meet certain certification, reporting or related requirements. These rules generally apply to interest (including any tax withheld from interest and any Additional Amounts paid in respect of such tax withheld) made on the Notes. These rules also will generally apply to payments of gross proceeds from a sale or redemption of the Notes after December 31, 2018. An intergovernmental agreement between the United States and an applicable non-U.S. jurisdiction may modify the application of FATCA to you. If any amounts are deducted or withheld from payments made on or with respect to Notes as a result of FATCA, there will be no additional amounts paid in respect of such deduction or withholding. If any FATCA withholding is imposed on you, you generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. We suggest you consult with your tax advisor regarding the implications of FATCA on an investment in the Notes.

Taxation in the Netherlands

        This summary is based on tax legislation, published case law, treaties, regulation and published policy, in each case as in force as of the date of this prospectus supplement, and does not take into account any developments or amendments thereof after that date, whether or not such developments or amendments have retroactive effect. Any payments made under the Notes issued by UCC and guaranteed by amongst others Unilever N.V. will not be subject to withholding or deduction for, or on account of taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Taxation in the United Kingdom

        The comments in this part are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs). They assume that neither interest on the Notes nor payments in respect of the guarantee (other than any payments made by Unilever PLC) have a United Kingdom source, in particular on the basis (i) that none of UCC, Unilever N.V. or UNUS is resident in the United Kingdom, or acts through a permanent establishment in the United Kingdom in respect of the Notes, and (ii) that none of the assets of the UCC, Unilever N.V. or UNUS from which the interest is paid, the place of entry into or performance of the Notes, any security for the debt, the method of payment under the Notes or the competent jurisdiction for legal action are located in or have any connection with the United Kingdom. The comments do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who hold their Notes as investments (regardless of whether the holder also carries on a trade, profession or vocation through a permanent establishment, branch or agency to which the Notes are attributable) and are the absolute beneficial owners thereof. In particular, if you are holding your Notes via a depositary receipt system or clearance service, you may not always be the beneficial owners thereof. Certain classes of persons such as dealers, certain professional investors, or persons connected with UCC, Unilever N.V. or UNUS may be subject to special rules and this summary does not apply to such holders.

        Payments by UCC, Unilever N.V. or UNUS.    Under United Kingdom law and practice, as in effect on the date of this prospectus supplement, none of UCC, Unilever N.V. or UNUS would be required to deduct or withhold any taxes, levies, imposts or other charges from any payment due or to become due in respect of the Notes and the guarantees by UCC, Unilever N.V., or UNUS, as the case may be.

        Payments by Unilever PLC.    The United Kingdom withholding tax treatment of payments by Unilever PLC as guarantor under the terms of the guaranteed debt securities in respect of interest on the Notes (or other amounts due under the Notes other than the repayment of amounts subscribed for the Notes) is uncertain. Accordingly, if Unilever PLC makes any such payments, these may be subject to United Kingdom withholding tax at the basic rate (currently 20%).

UNDERWRITING

        Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Morgan Stanley & Co. LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below (the "Underwriters").

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each Underwriter named below has severally agreed to purchase, and UCC has agreed to sell to that Underwriter, the principal amount of Notes set forth opposite the Underwriter's name.

Underwriter	2021 Notes Principal Amount	2026 Notes Principal Amount
	(US$)
Goldman, Sachs & Co.	137,500,000	175,000,000
J.P. Morgan Securities LLC	137,500,000	175,000,000
Mizuho Securities USA Inc.	137,500,000	175,000,000
Morgan Stanley & Co. LLC	137,500,000	175,000,000

Total	550,000,000	700,000,000

        The underwriting agreement provides that the obligations of the Underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

        UCC estimates that its total expenses for this offering will be approximately US$900,000. The Underwriters have agreed to reimburse expenses and certain related amounts payable by UCC in connection with this offering in the amount of US$625,000.

        UCC, Unilever N.V., Unilever PLC and UNUS have agreed jointly and severally to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Commissions and Discounts

        The Underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement. After the initial offering of the Notes to the public, the representatives may change the public offering prices. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts and commissions that UCC is to pay to the Underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by UCC
Per 2021 Note	0.350%
Per 2026 Note	0.450%

Price Stabilization and Short Positions

        In connection with the offering, the representatives, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

        The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

        The Underwriters have performed corporate banking, investment banking and advisory services for the Unilever Group from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Unilever Group in the ordinary course of their business. In addition, affiliates of the Underwriters have from time to time provided credit and entered into lending transactions with the Unilever Group for which they have received customary fees and expenses and may, from time to time, do so in the ordinary course of their business.

        In the ordinary course of their various business activities, the Underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Unilever Group (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Unilever Group. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

        Each of the Underwriters will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and will not impose any obligations on the Company except as set forth in the underwriting agreement.

Canada

        The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Notes are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State") and with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer of Notes that are the subject of the offering contemplated by this prospectus supplement to the public may not be made in that Relevant Member State, except that an offer of Notes to the public in that Relevant Member State may, with effect from and including the Relevant Implementation Date, be made at any time under the following exceptions under the Prospectus Directive:

  (a)
  to legal entities which are qualified investors as defined under the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

        This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person must not act or rely on this prospectus supplement or any of its contents.

Netherlands

        This prospectus supplement has not been and will not be approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the "AFM") (or, where appropriate, by the competent authority in another European Economic Area Member State which has implemented the Prospectus Directive and notified to the AFM in accordance with the Prospectus Directive) and the offer and sale of the Notes is not supervised by the AFM. The Notes may be offered or sold in the Netherlands only to qualified investors (as defined in the Prospectus Directive). For purposes of this provision the expression "Prospectus Directive" shall have the meaning set out under "European Economic Area".

Hong Kong

        The Notes may not be offered or sold in Hong Kong, by means of any document, other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

        The Notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the "FIEA"). The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act,

Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person under Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer under Section 275 of the SFA except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law;

  (4)
  pursuant to Section 276(7) of the SFA; or

  (5)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

        The validity of the Notes offered in this prospectus supplement will be passed upon for Unilever by Linklaters LLP, One Silk Street, London, United Kingdom EC2Y 8HQ, including with respect to certain matters of New York, English and Dutch law. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020.

EXPERTS

        The consolidated financial statements of the Unilever Group as of December 31, 2015, and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP and KPMG Accountants N.V., independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Unilever N.V.

Unilever Capital Corporation

Guaranteed Debt Securities

Payment of Principal, Premium, if any,
and Interest, if any, Guaranteed Jointly, Severally, Fully
and Unconditionally by

Unilever United States, Inc.,

Unilever N.V. and Unilever PLC

        From time to time, we may sell guaranteed debt securities on terms we will determine at the times we sell the guaranteed debt securities. When we decide to sell a particular series of guaranteed debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the guaranteed debt securities we are offering. Payment of principal, premium, if any, and interest, if any, with respect to the guaranteed debt securities will be guaranteed by Unilever United States, Inc. ("UNUS"), and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). At the option of Unilever Capital Corporation ("UCC") or Unilever N.V., as the case may be, any series of the guaranteed debt securities and the guarantees on such series may be subordinated to all Senior Debt of the issuer and guarantors of such series and/or may be convertible into Ordinary Shares, par value €0.16 per share, of Unilever N.V.

        We may sell the guaranteed debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of guaranteed debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering. Our net proceeds from such sale will also be set forth in the prospectus supplement we prepare for such offering.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 30, 2014.

        Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as "Unilever", the "Unilever Group" or the "Group". For such purposes "group companies" means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.

        In this prospectus references to "U.S.$", "U.S. Dollars" and "United States Dollars" are to the lawful currency of the United States of America, references to "£" and "pounds sterling" are to the lawful currency of the United Kingdom, references to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "Treaty").

ENFORCEMENT OF CIVIL LIABILITIES
AGAINST FOREIGN PERSONS

        Unilever N.V. is a Netherlands corporation and Unilever PLC is a company incorporated under the laws of and registered in England and Wales. Most of the directors of Unilever N.V. and Unilever PLC and certain of the experts named in this Prospectus are residents of The Netherlands or the United Kingdom or other countries and all or a substantial portion of their respective assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Unilever N.V., Unilever PLC or such persons with respect to matters arising under the Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Unilever N.V. has been advised by its Dutch counsel, Linklaters LLP, that a claim based solely upon Federal securities laws may not be enforceable in a Dutch court and that, in addition, a judgement of a United States court, whether or not based solely upon Federal securities laws, will not be enforceable in the Netherlands, although a Dutch court may give binding effect to such judgement if certain conditions are satisfied. Unilever PLC has been advised by its English counsel, Linklaters LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever N.V. and Unilever PLC have consented to service of process in New York City for claims based upon the Indenture, the debt securities and the guarantees described under "Description of Debt Securities and Guarantees."

WHERE YOU CAN FIND MORE
INFORMATION ABOUT US

        Unilever N.V. and Unilever PLC file annual reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N. E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.'s and Unilever PLC's file numbers with the SEC are 1-4547 and 1-4546 respectively).

  (a) Unilever N.V.'s Annual Report on Form 20-F for the year ended December 31, 2013;

  (b) Unilever PLC's Annual Report on Form 20-F for the year ended December 31, 2013;

  (c) Unilever N.V.'s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 7, 2014 (Annual Report and Accounts 2013), March 20, 2014 (Unilever Board Changes), April 1, 2014 (Chairman's Letter and Notice of Meeting; Proxy Form for Voting), April 24, 2014 (First Quarter Results), May 9, 2014 (Publication of Prospectus relating to Debt Issuance Programme), May 19, 2014 (Unilever Simplifies PLC Share Structure), May 22, 2014 (Unilever sells Bertolli and Ragu Pasta Sauce brands), May 27, 2014 (Result of AGM), September 2, 2014, (Publication of a Supplementary Prospectus relating to Debt Issuance Programme) and September 12, 2014 (Half Year 2014 Results); and

  (d) Unilever PLC's Reports on Form 6-K furnished to the Securities and Exchange Commission on March 7, 2014 (Annual Report and Accounts 2013), March 11, 2014 (Publication of Prospectus relating to Debt Issuance Programme), March 20, 2014 (Unilever Board Changes), April 1, 2014 (Chairman's Letter and Notice of Meeting; Proxy Form for Voting), April 24, 2014 (First Quarter Results), May 9, 2014 (Publication of Prospectus relating to Debt Issuance Programme), May 14, 2014 (Result of AGM), May 19, 2014 (Unilever Simplifies PLC Share Structure), May 22, 2014 (Unilever sells Bertolli and Ragu Pasta Sauce brands), September 2, 2014, (Publication of a Supplementary Prospectus relating to Debt Issuance Programme) September 11, 2014 (Half Year 2014 Results).

        You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:

Vice President-Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-2829

UNILEVER GROUP

UNILEVER N.V. AND UNILEVER PLC

UNILEVER N.V. AND UNILEVER PLC

  History and Structure of Unilever

        Unilever N.V. and Unilever PLC are the two parent companies of the Unilever Group of companies. Unilever N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

        Together with their group companies, Unilever N.V. and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by a series of agreements between Unilever N.V. and Unilever PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), together with special provisions in the Articles of Association of Unilever N.V. and Unilever PLC.

        Each Unilever N.V. ordinary share represents the same underlying economic interest in the Unilever Group as each Unilever PLC ordinary share. However, Unilever N.V. and Unilever PLC remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one for the shares of the other. Shares in Unilever group companies may ultimately be held wholly by either Unilever N.V. or Unilever PLC or by the two companies in varying proportions.

        Unilever N.V. and Unilever PLC have the same Directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever N.V. and Unilever PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both Unilever N.V. and Unilever PLC as their respective consolidated accounts.

        Unilever N.V. and Unilever PLC have agreed to co-operate in all areas and ensure that all group companies act accordingly. Unilever N.V. and Unilever PLC are holding and service companies, and the business activity of Unilever is carried out by their subsidiaries around the world.

        Unilever N.V. is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.

BUSINESS OF THE UNILEVER GROUP

  Description of business

        Unilever is one of the world's leading suppliers of fast-moving consumer goods across foods, refreshment and home and personal care categories.

  Business model

        Unilever's vision is to double the size of the business, whilst reducing its environmental footprint and increasing its positive social impact. Unilever's business model is designed to deliver sustainable growth. The inputs to the model, like those of all major packaged goods manufacturers, are threefold: brands; people; and operations. The differentiator in Unilever's business model is the Unilever Sustainable Living Plan and its purpose to make sustainable living commonplace.

  Brands

        Unilever manages its brands in four categories.

        Unilever Personal Care ("PC") operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Signal are some of the world's leading PC brands. Other important brands include Pond's, Vaseline, Suave, Clear, Lifebuoy, Sunsilk and TRESemmé.

        Refreshment includes ice cream sold under the international Heart brand (Wall's), including Cornetto, Magnum, Max/Paddlepop, Carte d'Or, Fruttare/Solero, Kibon, Algida and Ola. Unilever's portfolio also includes Ben & Jerry's, Breyers, Klondike, Good Humor and Popsicle. This category also includes beverages, where Unilever's principal brands are in tea: Lipton, Brooke Bond and PG Tips, as well as nutritionally enhanced drinks sold in developing markets, including AdeS and Buavita.

        Unilever's Home Care ranges include laundry products, such as tablets, traditional powders and liquids for washing of clothing by hand or machine. Unilever's brands include OMO ('Dirt is Good' platform), Comfort, Surf, Radiant and Skip. Unilever's household care products include surface cleaners and bleach, sold under the Cif, Domestos and Sun/Sunlight brands and the 'Living Hygiene' brand platform.

        Foods consists of savoury products, dressings and spreads, and includes bouillons, seasonings, mealmakers, soups, sauces and a range of other savoury products and stretches from mayonnaise, salad dressings, ketchup and mustard to margarines, spreads and liquid margarines. Unilever's key brands here are Knorr, Hellmann's, Kissan, Bango, Becel/Flora (Heart Health), Rama/Blue Band (Family Goodness), Calvé, Maizena, Amora and Maille. Within this group, Unilever also includes sales of Unilever Food Solutions, which is a global food service business providing solutions for professional chefs and caterers.

  Markets

        Unilever operates with a single global markets organisation under the Chief Operating Officer. There are eight geographical market clusters within such organisation which are: Europe (including Central and Eastern Europe), North Asia (Greater China and North East Asia), South East Asia and Australasia, South Asia, Africa (Central Africa and South Africa), North America, Latin America (including Mexico) and (as one market cluster) North Africa, Middle East, Turkey, Russia, Ukraine and Belarus.

UNILEVER CAPITAL CORPORATION

        UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

        The Directors of UCC are:

Henry Schirmer	Vice President—Finance, Chief Financial Officer and Treasurer
Steven Rapp	Vice President, Secretary and General Counsel
David Schwartz	Vice President and Assistant Secretary

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Messrs. Schirmer, Rapp and Schwartz are full-time employees within the Unilever Group.

        UCC has no subsidiaries.

 UNILEVER UNITED STATES, INC.

        UNUS was incorporated with limited liability and unlimited duration under the laws of the State of Delaware, United States of America, on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).

        UNUS' principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories: personal care products, food products and refreshment products.

        Brands:

        Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Clear Scalp & Hair Therapy, Suave, Lever 2000, Caress, Degree, Pond's, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor); TRESemmé, Nexxus, Motions, Just for Me!, St.Ives, Simple, Noxzema and Q-tips cotton swabs.

        Refreshment products include Lipton teas, Ben & Jerry's, Breyers, Good Humor, Klondike, Magnum, Popsicle and Fruttare ice creams and frozen novelties.

        Food products include Lipton soups, recipe products and side dishes; Shedd's Spread, Country Crock, Promise and I Can't Believe It's Not Butter spreads; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann's (and Best Foods) mayonnaise and dressings.

        The Directors of UNUS are:

Kees Kruythoff	President
Henry Schirmer	Vice President—Finance, Chief Financial Officer and Treasurer

        The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Messrs. Kruythoff and Schirmer are full-time employees within the Unilever Group.

RATIOS OF EARNINGS TO FIXED CHARGES

        The combined ratios of earnings to fixed charges for the Unilever Group for the periods shown are as follows. Such ratios have been calculated using financial information prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU) and in accordance with IFRS as issued by the International Accounting Standard Board.

Six Months Ended June 30,	Year Ended December 31,
2014	2013	2012	2011	2010	2009
12.9	11.7	10.2	9.8	10.4	8.8

        In the ratio of earnings to fixed charges, earnings consist of net profit from continuing operations excluding net profit or loss of joint ventures and associates increased by fixed charges, income taxes and dividends received from joint ventures and associates. Fixed charges consist of interest payable on debt and a portion of lease costs determined to be representative of interest. This ratio takes no account of interest receivable although Unilever's treasury operations involve both borrowing and depositing funds.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the guaranteed debt securities for general purposes of the Unilever Group, including acquisitions and to meet maturities of outstanding borrowings. The guaranteed debt securities will be offered pursuant to the Unilever Group's policy of diversifying the sources of international capital available to it and the maturities of such capital.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The guaranteed debt securities will be issued by either UCC or Unilever N.V., as the case may be, under an amended and restated indenture (the "Indenture") between UCC, Unilever N.V., Unilever PLC, UNUS, and The Bank of New York Mellon, as Trustee. The Indenture does not limit the amount of debt securities that we may issue. We have summarized selected provisions of the Indenture and the guaranteed debt securities below. This summary is not complete. We have filed the form of the Indenture with the SEC as an exhibit to the Registration Statement of which this Prospectus is a part, and you should read the Indenture for provisions that may be important to you.

General

        The guaranteed debt securities will rank equally with all other unsecured and unsubordinated debt, unless the prospectus supplement states otherwise. The guarantees of Unilever N.V., Unilever PLC and UNUS, as the case may be, will rank equally with all unsecured and unsubordinated debt of Unilever N.V., Unilever PLC and UNUS, as the case may be, unless the prospectus supplement states otherwise.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  (a)
  the issuer of the guaranteed debt securities (either Unilever N.V. or UCC);

  (b)
  the title of the guaranteed debt securities;

  (c)
  the total principal amount of the guaranteed debt securities;

  (d)
  the date or dates on which the principal of and any premium on the guaranteed debt securities will be payable;

  (e)
  any interest rate (which may be a floating rate), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  (f)
  whether the guaranteed debt securities shall be subordinated to the Senior Debt of the issuer;

  (g)
  any provisions that would obligate us to redeem, purchase or repay guaranteed debt securities;

  (h)
  the denominations in which we will issue the guaranteed debt securities;

  (i)
  whether payments on the guaranteed debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  (j)
  any changes or additions to the events of default or covenants described in this prospectus;

  (k)
  any terms for the conversion or exchange of the guaranteed debt securities for Ordinary Shares of Unilever N.V. or other securities of Unilever Group companies or any other entity; and

  (l)
  any other terms of the guaranteed debt securities.

        Unless otherwise stated in the related prospectus supplement, the principal of and the premium on, if any, and interest on, if any, registered guaranteed debt securities will be payable and such guaranteed debt securities will be transferable at the corporate trust office in the City of New York of the Trustee, provided that payment of interest, if any, may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. In the case of bearer guaranteed debt securities, principal, premium, if any, and interest, if any, will be payable at such place or places outside the United States designated in the related prospectus supplement. The guarantees are joint, several, full and unconditional.

        Unless otherwise indicated in the related prospectus supplement, we will issue the guaranteed debt securities only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the guaranteed debt securities, but UCC or Unilever N.V., as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        We may sell the guaranteed debt securities at a discount (which may be substantial) below their stated principal amount. The guaranteed debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

        If we sell any of the guaranteed debt securities for any foreign currency or currency unit or if payments on the guaranteed debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those guaranteed debt securities and the foreign currency or currency unit.

Guarantees

        If UCC issues the guaranteed debt securities, Unilever N.V., Unilever PLC and UNUS will jointly, severally, fully and unconditionally guarantee the due and punctual payment of the principal of and premium on, if any, and interest on, if any, and the due and punctual payment of the sinking fund or analogous payments, if any, with respect to the guaranteed debt securities when and as they shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If Unilever N.V. issues the guaranteed debt securities, UNUS and Unilever PLC will act as guarantors on the same terms.

Interest on LIBOR Debt Securities

        We may issue floating rate debt securities bearing interest calculated with reference to LIBOR. Interest on any LIBOR debt securities will accrue from and including the date of issuance of such LIBOR debt securities, to but excluding the first interest payment date and then from and including the most recent interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the LIBOR debt security by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the date of issuance of the LIBOR debt security, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

        When we use the term "London business day," we mean any day on which dealings in United States dollars are transacted in the London interbank market. A "business day" means any day except a Saturday, a Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. In the event that any interest payment date (other than the maturity date) and interest reset date would otherwise fall on a day that is not a business day, that interest payment date and interest reset date will be postponed to the next day that is a business day. If the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will be the immediately preceding business day.

        The interest rate on any LIBOR debt securities will be calculated by the calculation agent appointed by us and will be equal to LIBOR plus a spread that will be set forth in a prospectus supplement. The calculation agent will reset the interest rate on each interest payment date and on the original issuance date of the LIBOR debt securities, each of which we refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

        "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

          (a)   With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of the Index Maturity commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

          (b)   With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in United States dollars for the Index Maturity, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in United States dollars to leading European banks, having an Index Maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

        "Reuters Screen LIBOR01 Page" means the display designated as the Reuters Screen LIBOR01 Page, or such other screen as may replace the Reuters Screen LIBOR01 Page on the service or any successor service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for United States dollar deposits.

        The Index Maturity will be disclosed in a prospectus supplement.

        All percentages resulting from any calculation of the interest rate on any LIBOR debt securities will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on any LIBOR debt securities by the calculation agent will (in the absence of manifest error) be final and binding on the holders and us.

        So long as any LIBOR debt securities of a series remain outstanding, there will at all times be a calculation agent for that series. If the original calculation agent is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate for any interest period, we will appoint another leading commercial or investment bank to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

Payment of Additional Amounts

        If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or (if the prospectus supplement so states) the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a "United Kingdom Tax", a "Netherlands Tax", or a "United States Tax") shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (b) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (c) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a "United States Alien"), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:

  (a)
  any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

  (b)
  any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

  (c)
  any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

  (d)
  with respect to any United States Tax, any such tax imposed by reason of the holder's past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

  (e)
  with respect to any United States Tax, any such Tax imposed by reason of such holder's past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

  (f)
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

  (g)
  any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of nonresidence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

  (h)
  any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

  (i)
  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.

Redemption of Debt Securities Under Certain Circumstances

        The issuer, and any guarantor, may redeem each series of guaranteed debt securities in whole but not in part at any time (except in the case of guaranteed debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), on giving not less than 30 nor more than 60 days' notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if,

  (i)
  the issuer or any guarantor of such series of guaranteed debt securities determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the guaranteed debt securities of such series,

  (a)
  the issuer or the guarantor would be required to pay Additional Amounts (as described under "Payment of Additional Amounts" above) with respect to such series of guaranteed debt securities on the next succeeding interest payment date and the payment of such

      Additional Amounts cannot be avoided by the use of reasonable measures available to the issuer or the applicable guarantor, as the case may be, or

    (b)
    United Kingdom or Netherlands withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the issuer directly from a guarantor (or any affiliate of the issuer or any guarantor) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the issuer or the guarantor (or any affiliate of the issuer or any guarantor), or

  (ii)
  the issuer or any guarantor determines, based upon an opinion of independent counsel of recognized standing to the issuer or the applicable guarantor, as the case may be, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction) (whether or not such action was taken or brought with respect to the issuer or the applicable guarantor), which action is taken or brought on or after the issue date or such other date specified in the guaranteed debt securities of such series, there is a substantial probability that the circumstances described in clause (i)(a) or (i)(b) would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the issuer or the applicable guarantor would be obligated to pay such Additional Amounts. The issuer or the guarantor, as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

        Prior to the publication of any notice of redemption pursuant to this provision, the issuer or the applicable guarantor shall deliver to the Trustee (i) a certificate signed by a duly authorized officer of UCC or Unilever N.V., as the case may be, or the applicable guarantor stating that it is entitled to effect a redemption described in clause (i) of the preceding paragraph and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred or (ii) an opinion of independent legal counsel of recognized standing to the effect that the conditions specified in clause (ii) of the preceding paragraph have been satisfied. Such notice, once delivered to the Trustee, will be irrevocable.

Limitation on Liens

        The Indenture provides that Unilever N.V. and Unilever PLC will not, nor will they permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed ("debt") secured by a mortgage, security interest, pledge, lien or other encumbrance (a "mortgage" or "mortgages") on any Principal Property (as defined below) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any debt that the guarantees shall be secured equally and ratably with (or prior to) the debt. These restrictions, however, shall not apply to debt secured by (and there shall be excluded from debt in any computation under this limitation):

  (i)
  mortgages on property, shares of stock or indebtedness of any corporation, which mortgages are existing at the time such corporation becomes a Restricted Subsidiary;

  (ii)
  mortgages on property, which mortgages are existing at the time of the acquisition of such property, and certain mortgages on property to finance the acquisition thereof;

  (iii)
  mortgages on property to secure debt incurred to finance all or part of the cost of construction, alteration, or repair of, or improvements to, all or any part of such property;

  (iv)
  mortgages securing debt owing to any guarantor or any Restricted Subsidiary by any Restricted Subsidiary or any guarantor;

  (v)
  mortgages on assets held by banks to secure amounts due to such banks in the ordinary course of business and certain statutory and other mortgages incurred in the ordinary course of business or imposed by law;

  (vi)
  mortgages on property in favor of the United Kingdom, Canada, the United States or The Netherlands or any political subdivision of any thereof, or any department, agency or other instrumentality of any thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute;

  (vii)
  mortgages existing at the date of the execution of the Indenture;

  (viii)
  mortgages incurred in connection with engaging in leveraged or single investor lease transactions;

  (ix)
  mortgages on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated or amalgamated with Unilever N.V., Unilever PLC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Unilever N.V., Unilever PLC or a Restricted Subsidiary;

  (x)
  mortgages on property incurred or assumed in connection with the issuance of revenue bonds, the interest on which is exempt from United States Federal income taxation pursuant to Section 103 of the United States Internal Revenue Code, as amended from time to time; and

  (xi)
  extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) through (x) inclusive.

        Notwithstanding the foregoing, Unilever N.V. and Unilever PLC may, and they may permit a Restricted Subsidiary to, issue, assume or guarantee debt secured by mortgages not excepted in the foregoing clauses (i) through (xi) inclusive without equally and ratably securing the guarantees; provided, however, that the aggregate principal amount of all such debt then outstanding, plus the principal amount of such debt then being issued, assumed or guaranteed, and the aggregate amount of the Attributable Debt (as defined below) in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (i) through (iv) inclusive described under "Limitations on Sales and Leasebacks" below), shall not exceed 10% of Capital Employed (as defined below).

Limitations on Sales and Leasebacks

        The Indenture provides that Unilever N.V. and Unilever PLC will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any person for the leasing by Unilever N.V. or Unilever PLC or a Restricted Subsidiary of any Principal Properly, the acquisition or the completion of construction and commencement of full operation, whichever is later, of which has occurred more than 120 days prior thereto, which Principal Properly has been or is to be sold or transferred by Unilever N.V. or Unilever PLC or such Restricted Subsidiary to that person in contemplation of such leasing unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions plus all debt secured by mortgages on Principal Properties (with the exception of debt which is excluded pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above) would not exceed 10% of Capital Employed. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under "Limitation on Liens" above, Attributable Debt with respect to any sale and leaseback transaction if:

  (i)
  the lease in such sale and leaseback transaction is for a term of not more than three years;

  (ii)
  Unilever N.V., Unilever PLC or the relevant Restricted Subsidiary, as the case may be, shall apply or cause to be applied an amount in cash equal to the greater of the net proceeds of such sale or transfer or the fair value (as determined by the Board of Directors of Unilever N.V. and Unilever PLC) of such Principal Property to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of debt of Unilever N.V., Unilever PLC or Restricted Subsidiaries (other than debt owed by any Subsidiary), which by its terms matures more than 12 months after the date of the creation of such debt, or shall apply such proceeds to investment in other Principal Properties within a period not exceeding 12 months prior or subsequent to any such arrangement;

  (iii)
  such sale and leaseback transaction is entered into between any guarantor and a Restricted Subsidiary or between Restricted Subsidiaries or between guarantors; or

  (iv)
  Unilever N.V., Unilever PLC or a Restricted Subsidiary would be entitled to incur a mortgage on such Principal Property pursuant to clauses (i) through (xi) inclusive described under "Limitation on Liens" above, securing debt without equally and ratably securing the guarantees.

Subordination of Debt Securities

        The prospectus supplement for any applicable series of guaranteed debt securities will provide that the guaranteed debt securities of such series will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the issuer of such series (whether Unilever N.V. or UCC), and the obligations of each guarantor of such series evidenced by the guarantees will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the guarantor.

        In the event and during the continuation of any default in the payment of any Senior Debt of the issuer continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the issuer pursuant to the subordinated debt securities.

        In the event and during the continuation of any default in the payment of any Senior Debt of any guarantor continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the guarantor pursuant to its guarantee with respect thereto.

        Upon any payment or distribution of the assets of the issuer (Unilever N.V. or UCC, as applicable) or the assets of any guarantor to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings for the issuer or the guarantor, the holders of the Senior Debt of the issuer or the Senior Debt of the guarantor, as the case may be, will be entitled to receive payment in full of all amounts due thereon before any payment is made by the issuer or the guarantor, as the case may be, on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities.

        By reason of such subordination, in the event of the insolvency of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor, holders of the subordinated debt securities may recover less, ratably, and holders of Senior Debt may recover more, ratably, than other creditors of the issuer or creditors of any guarantor.

        The term "Senior Debt," when used with reference to the issuer or any guarantor, will be defined in the Indenture to mean the principal of, premium, if any, and interest, if any, which is due and payable on:

  (a)
  all indebtedness of the issuer or all indebtedness of the guarantor, as the case may be (other than the subordinated debt securities or the guarantees), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which

  (i)
  is for money borrowed,

  (ii)
  is evidenced by a note, debenture, bond or similar instrument, whether or not for money borrowed,

  (iii)
  constitutes obligations under any agreement to lease, or any lease of, any real or personal property which are required to be capitalized on the balance sheet of lessee in accordance with generally accepted United Kingdom and Dutch accounting principles applicable in the preparation of the most recent audited financial statements of the issuer or the most recent audited financial statements of the guarantor or made as part of any sale and leaseback transaction to which we are a party or the guarantor is a party, or

  (iv)
  constitutes purchase money indebtedness;

  (b)
  any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which the issuer or the guarantor, as the case may be, are responsible or liable as guarantor or otherwise; and

  (c)
  amendments, renewals, extensions and refundings of any such indebtedness;

  unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such indebtedness is subordinate to all other indebtedness of the issuer or the indebtedness of the guarantor, as the case may be, or that such indebtedness is not superior in right of payment to the subordinated debt securities or the guarantees; provided, however, that Senior Debt shall not be deemed to include any obligation of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor to any Subsidiary or to Unilever N.V. or Unilever PLC.

        The Indenture does not limit the amount of Senior Debt which the issuer (Unilever N.V. or UCC, as applicable) may issue, or that may be issued by either issuer or any guarantor.

Conversion

        The prospectus supplement for each series of guaranteed debt securities will provide whether the securities are convertible and, if so, the conversion price and terms.

Glossary

        "Attributable Debt" means, as to any particular lease under which Unilever N.V., Unilever PLC or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted as provided in the Indenture.

        "Capital Employed" means the combined capital and reserves, outside interests in group companies, creditors due after more than one year and provisions for liabilities and charges, as shown on our combined consolidated balance sheet as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V. (as defined in the Indenture).

        "Principal Property" means any manufacturing or processing plant or warehouse located in the United States, Canada or the United Kingdom, owned or leased by Unilever N.V., Unilever PLC or any Restricted Subsidiary, other than (i) any such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the total business conducted by Unilever N.V. and Unilever PLC and their Subsidiaries and associated companies, or (ii) any portion of such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the use or operation of such properly.

        "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States, Canada or the United Kingdom, and (ii) which owns or leases a Principal Property.

        "Subsidiary" means any corporation which qualifies to be included as a group company of either Unilever N.V. or Unilever PLC in the combined consolidated balance sheet of Unilever N.V. and Unilever PLC and their respective Subsidiaries as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V.

Modification of the Indenture

        UCC, Unilever N.V., Unilever PLC, UNUS and the Trustee may modify and amend the Indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding securities of all series under the Indenture which are affected by the modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding security of any series affected thereby, among other things:

  (a)
  change the stated maturity date of the principal of or any installment of interest on such security;

  (b)
  reduce the principal amount of, or the rate or rates of any interest on, any such security or any premium payable upon the redemption thereof or any sinking fund or analogous payment with respect thereto, or reduce the amount of the principal of a discounted debt security that would be due and payable upon a declaration of acceleration of the maturity thereof or upon the redemption thereof,

  (c)
  change the currency of payment of principal of or any premium or interest on any such security;

  (d)
  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

  (e)
  reduce the above-stated percentage of holders of securities necessary to modify or amend the Indenture;

  (f)
  modify the foregoing requirements or reduce the percentage of outstanding securities of any series necessary to waive any past default to less than a majority; or

  (g)
  change in any manner materially adverse to the interests of the holders of such securities the terms and conditions of the obligations of any guarantor regarding the due and punctual payment of the principal thereof, and premium, if any, and interest, if any, thereon or the sinking fund or analogous payments, if any, with respect to such securities.

        UCC, Unilever N.V., Unilever PLC, UNUS and the trustee may also amend the Indenture in certain circumstances without the consent of the holders of the debt securities to evidence the succession of another corporation to UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be, or the replacement of the trustee with respect to the debt securities of one or more series and for certain other purposes.

Events of Default

        The following are defined as Events of Default with respect to securities of any series outstanding under the Indenture (unless otherwise stated in the related prospectus supplement):

  (a)
  failure to pay at maturity the principal of, or premium, if any, on any security of such series outstanding under the Indenture;

  (b)
  failure to pay any interest or any additional interest on any security of such series outstanding under the Indenture when due continued for 30 days;

  (c)
  failure to deposit any sinking fund or analogous payment with respect to such series when and as due or beyond any applicable period of grace;

  (d)
  failure to perform any other covenant of UCC, Unilever N.V., Unilever PLC or UNUS (other than a covenant expressly included in the Indenture solely for the benefit of a series other than such series), continued for 90 days after written notice; and

  (e)
  certain events in bankruptcy, insolvency or reorganization of UCC, Unilever N.V. or Unilever PLC.

        If an Event of Default shall occur and be continuing, the Trustee in its discretion may proceed to protect and enforce its rights and those of the holders of such series of securities. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of such series (or of all affected series in the case of defaults under clauses (d) and (e) above (voting as one class)) may accelerate the maturity of all such outstanding securities of such series by written notice. The holders of not less than a majority in aggregate principal amount of outstanding securities of such series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) under the Indenture may waive any past default under the Indenture, except, among other things, a default in the payment of principal, premium, if any, or interest, if any. The holders of not less than a majority in aggregate principal amount of outstanding securities of any series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) may rescind a declaration of acceleration of securities of such series but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. Since each series of guaranteed debt securities will be independent of each other series, a default with respect to one series of guaranteed debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of guaranteed debt securities.

        UCC, Unilever N.V., Unilever PLC and UNUS are required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture or a statement as to the nature of any default.

Consolidation, Merger and Sale of Assets

        UCC, Unilever N.V., Unilever PLC and UNUS may, without the consent of the holders of any of the securities outstanding under the Indenture, consolidate or amalgamate with, merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation if:

  (i)
  in the case of UCC or Unilever N.V., as the case may be, the successor corporation is organized under the laws of the United States or The Netherlands, respectively, and the successor corporation assumes the obligations of UCC or Unilever N.V., as the case may be, on the securities issued under the Indenture;

  (ii)
  in the case of Unilever N.V., Unilever PLC or UNUS, the successor corporation assumes the obligations of Unilever N.V., Unilever PLC or UNUS, as the case may be, on the guarantees and under the Indenture and, in the case of UNUS, if such successor corporation is not organized under the laws of the United States, agrees to make payments under the guarantees free of any deduction or withholding for or on account of taxes, levies, imposts and charges of the country of incorporation (or any political subdivision or taxing authority therein), subject to certain exceptions;

  (iii)
  immediately after giving effect thereto, no Event of Default, and no event which, after giving of notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

  (iv)
  certain other conditions are met.

        Unilever N.V., Unilever PLC or UNUS or any of their respective Subsidiaries may, subject to certain restrictions, assume the obligations of any of UCC or Unilever N.V. as obligor under the securities issued under the Indenture.

Defeasance and Discharge

        The Indenture provides that UCC, Unilever N.V., Unilever PLC and UNUS, at the option of UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be:

  (a)
  will be discharged from any and all obligations in respect of any series of guaranteed debt securities and the guarantees relating to such series (except for certain obligations to register the transfer or exchange of guaranteed debt securities of such series, replace stolen, lost or mutilated guaranteed debt securities of such series and maintain paying agencies), or

  (b)
  need not comply with certain restrictive covenants of the Indenture (including those described under "Limitation on Liens" and "Limitations on Sales and Leasebacks" above),

if in each case, UCC or Unilever N.V., as the case may be, irrevocably deposits with the Trustee, in trust, (i) in the case of guaranteed debt securities of such series denominated in U.S. dollars, money and/or U.S. government obligations or (ii) in the case of guaranteed debt securities of such series denominated in a foreign currency (other than a basket currency, as defined in the Indenture), money and/or foreign government securities in the same foreign currency, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount in cash sufficient to pay all the principal of (including any mandatory sinking fund or analogous payments), and any premium and interest on, the guaranteed debt securities of such series not later than one day before the dates such payments are due in accordance with the terms of the guaranteed debt securities of such series.

        In the case of a discharge pursuant to clause (a) above, UCC or Unilever N.V., as the case may be, is required to deliver to the Trustee either an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised or a ruling to such effect received from or published by the United States Internal Revenue Service.

        In the event we exercise our option pursuant to clause (b) above, UCC or Unilever N.V., as the case may be, will deliver to the Trustee an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States

Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised.

        If the Trustee or paying agent is unable to apply any money, U.S. government obligations and/or foreign government securities deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority located within the United States and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application (including any such order or judgment requiring the payment of money, U.S. government obligations and/or foreign government securities to UCC or Unilever N.V., as the case may be), the obligations of UCC, Unilever N.V., Unilever PLC and UNUS under the Indenture, the guaranteed debt securities of such series and the guarantees relating to such guaranteed debt securities will be revived and reinstated as though no such deposit had occurred, until such time as the Trustee or paying agent is permitted to apply all such money, U.S. government obligations and/or foreign government securities to payments of the principal of or any premium and interest on the guaranteed debt securities of such series. If any issuer or any guarantor makes any payment of principal of or any interest on any guaranteed debt securities of such series because of any such reinstatement of obligations, the issuer or the guarantor will be subrogated to the rights of the holders of the guaranteed debt securities of such series to receive such payment from the money, U.S. government obligations and/or foreign government securities held by the Trustee.

Governing Law

        New York law will govern the Indenture and the guaranteed debt securities.

Concerning the Trustee

        The Bank of New York Mellon is Trustee under the Indenture. Unilever N.V., Unilever PLC and UNUS and certain of their respective Subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of their respective businesses.

        Pursuant to the Trust Indenture Act, should a default occur with respect to either the guaranteed debt securities constituting Senior Debt of the issuer or any guarantor or subordinated guaranteed debt securities, The Bank of New York Mellon would be required to resign as Trustee with respect to the guaranteed debt securities constituting Senior Debt or the subordinated guaranteed debt securities under the Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

        The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION

        We may sell the guaranteed debt securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:

  (a)
  the terms of the offering;

  (b)
  the names of any underwriters or agents;

  (c)
  the purchase price of the securities from us;

  (d)
  the net proceeds to us from the sale of the securities;

  (e)
  any delayed delivery arrangements;

  (f)
  any underwriting discounts and other items constituting underwriters' compensation;

  (g)
  any initial public offering price; and

  (h)
  any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the guaranteed debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of the guaranteed debt securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the guaranteed debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the guaranteed debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the guaranteed debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase guaranteed debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

        The validity of the guaranteed debt securities, the guarantees and the Ordinary Shares €0.16 deliverable upon conversion of the guaranteed debt securities in respect of which this Prospectus is being delivered will be passed upon for Unilever by Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom, including with respect to certain matters of New York, English and Dutch law.

EXPERTS

        The consolidated financial statements as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2013 have been incorporated herein in reliance on the report of PricewaterhouseCoopers Accountants N.V., and PricewaterhouseCoopers LLP, independent registered public accounting firms, given on the authority of said firms as experts in accounting and auditing.

Unilever Capital Corporation

$550,000,000 1.375% Senior Notes due 2021
$700,000,000 2.000% Senior Notes due 2026

Payment of Principal, Premium, if any, and Interest
Guaranteed Jointly, Severally Fully and Unconditionally by

Unilever N.V.,

Unilever PLC and

Unilever United States, Inc.

PROSPECTUS SUPPLEMENT

July 25, 2016